UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 4, 2019
(Date of earliest event reported)

SCIO DIAMOND TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 333-166786

 ____________________

Nevada	45-3849662
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

411 University Ridge Suite 110

Greenville, SC  29601

(Address of principal executive offices, including zip code)

(864) 751-4880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01.	Entry into a Material Definitive Agreement.

The Company has entered into an Amended Asset Purchase Agreement, dated as of February 4, 2019, with Adamas One Corp., a Nevada corporation (“Adamas”), pursuant to which Adamas has agreed to purchase all of the assets of the Company in exchange for the following consideration:

1.	Satisfaction of all outstanding secured debt of the Company in the total amount of approximately $3.55 million over the eighteen (18) months following closing.

2.	Issuance to the Company of a total of 1,250,000 shares of Adamas common stock. 350,000 of such shares will be sold by the Company in a private sale within 20 days after Closing with a guaranteed minimum resale price for the Company of $2.00 per share, to be used to settle unsecured debt of the Company in excess of $3,000,000.

3.	The remaining 900,000 of Adamas common stock will be held by the Company for an undetermined time, in the discretion of the Board. The shares will be subject to a Registration Rights Agreement entered into between the Company and Adamas, and subject to lockup/leakout provisions which will allow their sale over a two year period following Closing, on a graduated basis.

4.	Assumption of certain limited liabilities of the Company.

This Amended Asset Purchase Agreement amends and supersedes the Asset Purchase Agreement entered into between the parties dated as of November 30, 2018, in its entirety. Consummation of the transaction is subject to satisfaction of numerous conditions, including, but not limited to, shareholder approval by the Company and other conditions. The Company will be providing additional information in connection with the shareholder meeting to be held to approve the transaction.

This does not constitute an “offer” or “offer to sell” any securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIO DIAMOND TECHNOLOGY CORPORATION

By:	/s/ Gerald A. McGuire
Gerald A. McGuire President and Chief Executive Officer

Date: February 7, 2019